Friday, September 19, 2008

Mr. Rudolph Francis and Ms. Cheryl Francis Tax and Corportate law Offices lower Morne Road Castries, St. Lucia

Re: Tax and Corporate Law Offices Services

Dear Sir/Madam:

The senior management and principals of FastCash (St. Lucia) ltd ("FastCash") have reviewed the past and present performance of the Tax and Corporate law Offices ("TCL") Agency.

Following an audit of the financial performance of your agency, and a thorough review of procedures, and internal controls, we have concluded that Mr. Rudolph Francis and Mrs. Cheryl Francis (the "Executives") have failed to properly oversee, manage, and direct, the agency's operation as it relates to FastCash. FastCash has provided the Executives and TCL incentives, comprehensive training to all staff, and months of hands-on reviews and recommendation by Ms. Rosemaund Roberts, Operations Manager, and the CEO, Mr. Robert Tonge. All this was done at our expense and in good faith.

We once again draw your attention to the rate of delinquent loans being experienced by Fastcash for loans issued by your office TCL and approved by the Executives. As of this date, the total funds overdue by more than one (1) day is $402,460. Currently, this rate stands at approximately twenty-five (25) per cent; a figure that we find quite alarming, unacceptable, and indeed of much concern to us. We have provided Tel, the Executives, and TCL's staff access to monitor the numbers, and provided updates. Constant verbal and written communications to this fact have been sent and to name just a few:

August 7, 2008- letter hand-delivered to Mr. Rudolph Francis
June 27, 2008- via electronic mail
June 17, 2008- via electronic mail
May 2, 2008- via electronic mail
March 27, 2008-letter

We had previously instructed a temporary cease of loan-issuing in order to guide you to focus on collections efforts and self-assessment. As an act of good-faith we have offered to contribute to your general administrative expenses.

Tax and Corporate Law Offices Notice September 19, 2008

In addition, over the last few months, we have noticed several actions which TCL and the Executives took which are in breach of the Services Agreement of June, 2008 ("Agreement.")

I.	Loan Approval: TCL and the Executives have not obeyed the Company Manual and instructions regarding the loan approval process in pursuant with Section (6) of the Agreement; For example, in one instance, a salary deduction loan to Mr. Francis's legal practice assistant and TCL has failed to follow the deductions in a timely manner.

II.	Properties of the Company: TCL has discarded cancelled applications which are against company policy. In addition customer file and data has been deleted following a disbursement of a loan, resulting in potential losses for the Company.

III.	Company Manuals: TCL and the Executives failed to adhere to directives and guidelines found in the following manuals and, including but not limited to:

	a.	FastCash St. Lucia Office Manual- May 2, 2008, and;

	b.	Collections Manual - March 27,2008, and;

	c.	Filing Memo -May 2, 2008, and;

	d.	Audit Preparation letter- April 17, 2008, and;

	e.	File Review Memo- April 16, 2008.

IV.	Credit Evaluation Procedure: TCL and the Executive have failed to evaluate the credit worthiness of the clients prior to issuing loans in accordance with Section 2(a). From our recent request to evaluate the companies, TCL has indicated close to one fourth of all the companies as not being credit worthy yet loans have been issued to employees of these companies in recent months.

The Company has exhausted all options and provided a lengthy period of time for TCL and the Executives to remedy the situation yet, unfortunately, sufficient actions have been taken to address the abovementioned breaches.

In light of this development, and pursuant to clause (8)b of the Services agreement between Fastcash (St. Lucia) ltd. and Tax & Corporate law Offices and Mr. and Mrs. Francis (Executives), we herby notify you of our decision to terminate our agreement, and notice is now given for termination effective the 19th day of October 2008.

A payment for the fees, in accordance with the letter of August 7, 2008, will be given to TCL by November 1, 2008. The Company will assess Bad Debt write-offs incurred by the Company due to TCL Agency and reserves the right to deduct and bill TCL and the Executives in accordance with the Agreement.

Tax and Corporate Law Offices Notice September 191 2008

In accordance with Section (11) of the Agreement, all properties of the Company including all monies collected, all client files, all receipts, vouchers, cash summaries, deposit tickets, all confidential information, trade secrets, logos, Company equipment, Company signage, and banners, are to be returned to the Company no later than October 20, 2008 at 5:00 PM. The Company, at our expense, will arrange for delivery of all such items.

We trust your cooperation in this process.

Sincerely,

/s/ Jonathan Malamud	/s/ Samuel Rosenberg
Jonathan Malamud, President	Samuel Rosenberg, Director
Map Financial Group, Inc.	FastCash (St. Lucia) Limited